Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Manor Care Reports 2006 Fourth-Quarter
and Year-End Earnings

Board Increases Quarterly Dividend 7% to 17 Cents

TOLEDO, Ohio, January 26, 2007 — Manor Care, Inc. (NYSE:HCR) today announced fourth-quarter earnings per share of 66 cents per diluted share on net income of $51 million. This compares to 2005 fourth-quarter earnings per diluted share of 40 cents. Revenues of $934 million were up 8 percent from $864 million in the prior-year quarter.

For the year 2006, revenues were up approximately 6 percent to $3.6 billion, and net income was $167 million, or $2.14 per diluted share, compared with $1.89 in the year 2005.

The continuing strength of the company’s operating performance resulted in Manor Care’s Board of Directors increasing the quarterly cash dividend on the company’s common stock to 17 cents per share from 16 cents per share, a 7 percent increase. The dividend is payable on February 26, 2007 to shareholders of record on February 12, 2007.

“During the fourth quarter, we continued to benefit from our clinical skills and patient outcome successes, drawing a larger mix of high-acuity patients to our skilled nursing and rehabilitation centers,” said Paul A. Ormond, Manor Care chairman, president and CEO. “During 2006, occupancy reached its 10-year high, while our quality mix of Medicare and managed care/insurance revenues attained a historical high of

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72 percent, a percentage point higher than a year ago. Our operational strengths and an increasing mix of patients who require intensive rehabilitation and complex medical care have continued to drive revenue and earnings growth.”

Manor Care’s net Medicaid rates increased approximately 3 percent during the year. The company’s skilled nursing Medicare per diem rates were up about 6 percent compared with a year ago. These favorable rates were achieved despite the significant rate decrease experienced early in 2006 because the company was able to significantly offset the decrease with a greater percentage of higher-acuity patients commanding greater reimbursement for their more intensive services. Labor cost growth remained stable in the 4 percent range.

“Led by gains in our hospice business, our hospice and home care business grew both sequentially and year over year and is now at an annual run-rate of over $500 million,” Mr. Ormond said. “Revenues were up 28 percent compared with the 2005 fourth quarter. Organic growth and selective acquisitions have spurred hospice growth, and our average daily hospice census during 2006 increased by 35 percent compared with the previous year. We are the third largest hospice provider based on average daily census, and with more than 100 locations in 23 states, we serve more markets nationwide than any other hospice provider.”

Earnings during the fourth quarter included two other items of significance. First, the company’s review of its general and professional liability costs indicated that trends continue to improve for patient liability claims, which was confirmed by the semiannual independent actuarial review. Consistent with this analysis, Manor Care reduced its general liability accruals for prior quarters, which amounted to $4.4 million, or about 4 cents per share. Over the past several years, Manor Care has put considerable effort into managing its general and professional liability costs and working to enact tort reform, which, when coupled with the company’s ongoing focus on delivering quality patient care, have led to the improving trend in costs related to patient liability claims.

Second, as previously disclosed, Manor Care elected to terminate a previously frozen defined benefit pension plan. As anticipated, the company recorded a pretax

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charge of approximately $9 million, or 7 cents per share, for pension termination expense. Because pension assets more than cover pension obligations, this is a non-cash charge. The company expects an additional non-cash pretax charge of approximately $25 million in the 2007 first quarter when plan participants will complete their distribution elections.

Cash flow during the year was a strong $275 million, enabling the company to continue to reinvest in its operations and make select acquisitions. The company, which unique to the industry owns 98 percent of the facilities it operates, completed the expansion of 20 skilled nursing and rehabilitation centers in 2006. An additional 26 nursing center expansions, including 17 related to expanding physical rehabilitation space and capabilities, are ongoing. Construction was completed on three new skilled nursing and rehabilitation centers, and one remains under construction. Construction of two inpatient hospice units was completed during the year, increasing the company’s number of inpatient units to 10. Investment of cash in operations in 2006 also included the continuation of a multi-year project to upgrade the company’s financial and clinical information systems in its skilled nursing centers and hospice and home care agencies.

During the year, Manor Care took advantage of the excellent capital markets to refinance some of its high-cost debt, and, as a result, reduced its interest expense by 24 percent compared with 2005. In addition, strong cash generation and a sound balance sheet enabled the company to repurchase $329 million of its shares outstanding, and, since the beginning of the third quarter of 2005, share repurchases have totaled approximately $635 million, achieving a reduction of approximately 16 percent in shares outstanding. Manor Care also increased the size of its five-year revolving credit facility to $400 million, and, except for letters of credit, this facility remains largely uncommitted. The company’s balance sheet continues to be rated investment grade by both Standard & Poor’s and Moody’s.

“Our performance in the fourth quarter and the year brought further evidence of the unique positioning of our major businesses in their markets,” Mr. Ormond said. “The concerted effort by those in our skilled nursing operations has demonstrated our ability

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to provide favorable outcomes at a lower cost and help patients return to the community. Our hospice and home health management has demonstrated its ability to grow census and expand in markets where the company already has a highly regarded base of operations. These and related factors produced a strong year, and we expect many of the positive trends of 2006 to continue into 2007.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2006 fourth quarter and year. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website http://www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 5523322. This rebroadcast will be available until midnight, February 1. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care agencies. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual

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results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
		(In thousands, except per share amounts)
Revenues	$934,161	$864,050	$3,613,185	$3,417,290
Expenses
Operating	758,376	703,906	2,969,887	2,820,431
General and administrative	54,572	47,570	195,906	164,189
Depreciation and amortization	36,559	35,535	145,379	139,203
Asset impairment	(290)	—	10,792	2,451

	849,217	787,011	3,321,964	3,126,274

Income before other income (expenses) and
income taxes	84,944	77,039	291,221	291,016
Other income (expenses):
Interest expense	(7,845)	(9,882)	(31,513)	(41,240)
Early extinguishment of debt	—	(14,581)	—	(18,634)
Gain (loss) on sale of assets	74	(1,074)	(210)	16,431
Equity in earnings of affiliated companies	1,218	1,393	5,776	5,492
Interest income and other	(147)	1,899	1,284	4,607

Total other expenses, net	(6,700)	(22,245)	(24,663)	(33,344)

Income before income taxes	78,244	54,794	266,558	257,672
Income taxes	27,742	22,468	96,998	96,717

Income before cumulative effect	50,502	32,326	169,560	160,955
Cumulative effect of change in accounting principle, net of tax	—	—	(2,476)	—

Net income	$50,502	$32,326	$167,084	$160,955

Earnings per share — basic:
Income before cumulative effect	$0.69	$0.41	$2.24	$1.93
Cumulative effect	—	—	(0.03)	—

Net income	$0.69	$0.41	$2.21	$1.93

Earnings per share — diluted:
Income before cumulative effect	$0.66	$0.40	$2.17	$1.89
Cumulative effect	—	—	(0.03)	—

Net income	$0.66	$0.40	$2.14	$1.89

Weighted-average shares:
Basic	73,517	78,914	75,618	83,269
Diluted	76,503	80,779	78,285	85,044
Cash dividends declared per common share	$0.16	$0.15	$0.64	$0.60

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
	2006	2005
	(In thousands)
Cash	$17,658	$12,293
Other current assets	601,536	519,036
Property and equipment	1,493,576	1,484,475
Other	285,707	323,430

Total assets	$2,398,477	$2,339,234

Current liabilities	$485,182	$449,736
Current portion of long-term debt	38,447	25,435
Long-term debt	955,211	707,666
Other long-term liabilities	346,444	382,674
Shareholders’ equity	573,193	773,723

Total liabilities and shareholders’ equity	$2,398,477	$2,339,234

Shares outstanding	72,760	78,729
YTD shares repurchased $328.8 million	7,045

Selected Statistics (unaudited)

	Quarter ended December 31,
	2006	2005
Occupancy	89%	89%
Revenue allocation:
Private and other	33%	32%
Medicare	39%	39%
Medicaid	28%	29%
Quality Mix	72%	71%
Per Diems:
Private and other (excluding assisted living)	$227.59	$215.55
Private and other (assisted living)	$124.40	$119.02
Medicare	$400.36	$378.54
Medicaid	$154.64	$149.14
Number of Facilities:
Skilled nursing facilities	278	276
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	38,233	37,906
Assisted living facilities	5,080	5,080
Outpatient therapy clinics	92	91
Hospice and home health offices	116	103
Skilled nursing facility wage rate increase
fourth quarter 2006 to 2005	4%
Cash flow from operations (in millions)
Fourth quarter	$120	$63
Year-to-date	$275	$354
Capital Expenditures (in millions):
Maintenance and renovations	$28	$30
New construction	$16	$9